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                                    EXHIBIT 5



                         Frost Brown Todd LLC Letterhead


                                                 November 8, 2000


Res-Care, Inc.
10140 Linn Station Road
Louisville, Kentucky  40223-3813

         Re:      2000 Stock Option and Incentive Compensation Plan
                  2000 Nonemployee Directors Stock Ownership Incentive Plan

Ladies and Gentlemen:

         We have acted as counsel to Res-Care, Inc. (the "Company") in connection with the registration of 1,000,000 shares (the "Shares") of the Company's common stock covered by the Form S-8 Registration Statement filed by the Company pursuant to the Securities Act of 1933, as amended (the "Act"), to which this opinion is an exhibit. Of these Shares, 900,000 Shares may be issued pursuant to the Company's 2000 Stock Option and Incentive Compensation Plan and 100,000 Shares may be issued pursuant to the Company's 2000 Nonemployee Directors Stock Ownership Incentive Plan (together, the "Plans").

         As such counsel, we have examined originals, or copies certified to our satisfaction, of the Plans, the Company's Articles of Incorporation and Bylaws, such agreements, documents, certificates and other statements of government officials and corporate officers and representatives, and other papers as we have deemed relevant and necessary as a basis for our opinion. In such examination we have assumed the genuineness of all documents submitted to us as originals and the conformity with the original document of documents submitted to us as copies. In addition, as to matters of fact only, we have relied, to the extent we deemed such reliance proper, upon certificates and other written statements of public officials and corporate officers of the Company.

         Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly and validly authorized for issuance in accordance with the terms of the Plans, and when the Shares are issued, delivered and paid for, in accordance with the terms of the applicable Plan, they will be duly authorized, validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the above-mentioned Registration Statement, including amendments thereto.

                                                 Very truly yours,

                                                 FROST BROWN TODD LLC

                                                 /s/ Alan K. MacDonald

                                                 Alan K. MacDonald, Member